Exhibit 99.1

       Dell Expects Lower Revenue and Earnings Per Share in Q2

    ROUND ROCK, Texas--(BUSINESS WIRE)--July 21, 2006--Dell (NASDAQ:
DELL) said today it expects second quarter fiscal 2007 revenue to be approximately $14 billion with EPS of approximately 21 to 23 cents. These estimates primarily reflect aggressive pricing in a slowing commercial market worldwide.
    Dell continues to make significant investments in customer service and support capabilities. The company is seeing positive results and will continue to invest to drive a superior customer experience. Dell has also made significant investments in its products and expects to deliver a greatly expanded product line in the second half of the year. According to the most recent IDC numbers, Dell gained 1 share point sequentially, achieving a record 19.2 percent share, as the industry moves into a new phase of consolidation. Dell's leading global share reflects customer's confidence in Dell and its direct model throughout the world.
    "All of our initiatives are focused on providing the best value, experience and products to customers every day, which will maximize shareholder value over the long term," said Dell CEO Kevin Rollins.
    Dell will announce financial results for fiscal 2007 second quarter on August 17.

    About Dell

    Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. Company revenue for the past four quarters was $56.7 billion. For more information, visit http://www.dell.com. To get Dell news direct, visit http://www.dell.com/RSS.

    Special Note

    Statements in this press release that relate to future results and events (including statements about Dell's anticipated financial and operating performance) are forward-looking statements based on Dell's current expectations. Actual results in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties, including: general economic, business and industry conditions; the level and intensity of competition in the technology industry and the pricing pressures that have resulted; local economic and labor conditions, political instability, unexpected regulatory changes, trade protection measures, tax laws and fluctuations in foreign currency exchange rates; the ability to accurately predict product, customer and geographic sales mix; the ability to timely and effectively manage periodic product transitions; reliance on third-party suppliers for product components, including dependence on several single-source supplier relationships; the ability to effectively manage operating costs; the ability to attract and retain qualified personnel; the level of demand for the products and services Dell offers; the ability to manage inventory levels to minimize excess inventory, declining inventory values and obsolescence; and the effect of armed hostilities, terrorism, natural disasters and public health issues on the economy generally, on the level of demand for Dell's products and services and on Dell's ability to manage its supply and delivery logistics in such an environment. Additional discussion of these and other factors affecting Dell's business and prospects is contained in Dell's periodic filings with the Securities and Exchange Commission.

    Dell is a trademark of Dell Inc.

    CONTACT: Dell, Round Rock
             Media Contacts:
             Bob Pearson, 512-728-3256
             bob_pearson@dell.com
             or
             Jess Blackburn, 512-725-0187
             jess_blackburn@dell.com
             or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com